Exhibit 99.1

Lisa Caperelli CAP Strategies, LLC 215-340-1241 lisa.caperelli@gmail.com	PLC Systems Inc. Gregory Mann, Chief Financial Officer 508-541-8800 gmann@plcmed.com

PLC SYSTEMS REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS

Revenues increased 88% in the first half of 2013 compared to the same period in 2012

MILFORD, Mass. (August 14, 2013) — PLC Systems Inc. (OTCBB: PLCSF), a medical device company focused on innovative technologies for the cardiac and vascular markets, today reported financial results for the three months and six months ended June 30, 2013.  Highlights of the second quarter and recent weeks include:

•                  88% increase in revenues in the first half of 2013 compared to the same period in 2012

•                  Continued patient enrollment in the RenalGuard® U.S. pivotal trial

•                  Received key U.S. method patent for RenalGuard

•                  Demonstrated RenalGuard at EuroPCR, the annual meeting of the European Association of Percutaneous Cardiovascular Interventions (EAPCI)

•                  Sponsor presented data at EuroPCR showing the potential use of RenalGuard in reducing the incidence of  kidney damage from contrast agents used in transcatheter aortic valve implantation (TAVI)  procedures for patients with severe symptomatic aortic stenosis where conventional open-heart surgery is not an option

•                  Made changes to its Board of Directors

“We are pleased with the increase in revenue in the first half of 2013, which is recognized mainly through the sale of single-use sets,” commented Mark R. Tauscher, President and Chief Executive Officer of PLC Medical Systems.  “The continual increase in these kits substantiates our efforts in expanding patient use of our RenalGuard device to prevent contrast induced Acute Kidney Injury (AKI).  We will continue to focus on increasing distribution of the RenalGuard consoles and creating awareness to the medical community.”

Mr. Tauscher continued, “This quarter, we have started to explore applications outside contrast induced AKI which would expand the use of our CE Marked RenalGuard.  In these areas, we are looking for other procedures where RenalGuard’s real-time fluid management may be required to produce better patient outcomes.”

Financial Results

Revenues increased 2% and 88% in the three and six months ended June 30, 2013 as compared to the three and six months ended June 30, 2012, respectively. The increase in revenue was due to a higher volume of RenalGuard single-use sets sold, off-set by a lower volume of consoles sold to international distributors.  RenalGuard single use set revenues increased $237,000 and $403,000 or 194% and 299% in the three and six months ended June 30, 2013 as compared to the three and six months ended June 30, 2012, respectively.

Gross profit was $237,000 and $407,000 or 64% and 56% of total revenues, in the three and six months ended June 30, 2013, as compared with gross profit of $152,000 and $159,000, or 42% and 42% of total revenues, in the three and six months ended June 30, 2012, respectively.  Gross margin generated from RenalGuard revenues was sufficient to offset the fixed manufacturing costs incurred during the three and six months ended June 30, 2013.

As expected with the on-going U.S clinical trial with RenalGuard, operating expenses increased 36% and 20% in the three and six months ended June 30, 2013 as compared to the same periods in 2012. SG&A increased

71% and 35% in the three and six months ended June 30, 2013 as compared to the same periods in 2012.  Research and development expenditures increased 1% and 4% in the three and six months ended June 30, 2013 as compared to the same periods in 2012.  As the Company continues its U.S clinical trial with RenalGuard, operating expenses are expected to continue to increase throughout 2013.

Net income for the three and six months ended June 30, 2013, was $7,946,000 and $137,000, respectively, as compared to net losses of $1,444,000 and $8,222,000 for the three and six months ended June 30, 2012, respectively. Net changes in the fair market value of outstanding debentures, warrants and options resulted in a gain of $9,290,000 and $3,979,000 for the three and six months ended June 30, 2013. Offsetting operating and other losses of $1,286,000 and $2,356,000 for the three and six month periods, respectively

Cash and cash equivalents were $1,128,000 as of June 30, 2013, compared to $258,000 as of December 31, 2012, an increase of $870,000.  The company expects that it will need to raise additional capital in the next several months based on current and anticipated revenue projections from foreign sales of RenalGuard, and the anticipated costs of the U.S. clinical trial.

Readers are referred to, and encouraged to read in its entirety the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 to be filed with the Securities and Exchange Commission, which includes further detail on the above-referenced transactions and the Company’s business plans and operations, financial condition and results of operations and need to raise additional capital.

About PLC Systems Inc.

PLC Systems Inc., headquartered in Milford, Mass., is a medical device company focused on innovative technologies for the cardiac and vascular markets. PLC’s newest product, RenalGuard, has been developed to rapidly remove contrast dyes that are potentially toxic to patients undergoing certain cardiac and vascular imaging procedures. The Product is CE-marked and is being marketed in Europe and selected countries around the world. Two investigator-sponsored European studies have demonstrated RenalGuard’s effectiveness at preventing Contrast-Induced Acute Kidney Injury (CI-AKI). RenalGuard is being studied in a pivotal trial in the U.S., as part of the FDA approval process. For more information, visit www.plcmed.com, or connect with the Company on Facebook, Twitter, LinkedIn, YouTube and  Google+.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including that we may not receive necessary regulatory approvals to market our RenalGuard product or that such approvals may be withdrawn, the U.S. clinical trial for RenalGuard may not be completed in a timely fashion, if at all, or, if this clinical trial is completed, it may not produce clinically significant or meaningful results, the RenalGuard product may not be commercially accepted, operational changes, the need for additional financing in the next several months, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, and additional risk factors described in the “Forward Looking Statements” section of our Annual Report on Form 10-K for the year ended December 31, 2012, a copy of which is on file with the SEC.

PLC Systems, PLC Medical Systems, PLC, RenalGuard and RenalGuard Therapy are trademarks of PLC Systems Inc.

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PLC SYSTEMS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenues	$372	$363	$721	$383
Cost of revenues	135	211	314	224
Gross profit	237	152	407	159
Operating expenses:
Selling, general and administrative	965	564	1,650	1,225
Research and development	558	554	1,113	1,069
Total operating expenses	1,523	1,118	2,763	2,294
Loss from operations	(1,286)	(966)	(2,356)	(2,135)
Other income (expense):
Interest expense	(62)	(116)	(202)	(232)
Interest income	1	—	4	—
Foreign currency transaction gains (losses)	3	(28)	(5)	(14)

Change in fair value of warrant and option liabilities	6,113	—	2114	(2,400)
Change in fair value of convertible notes	3,177	(354)	1,865	(3,461)
Other income	—	20	—	20
Loss on extinguishment of convertible notes	—	—	(1,283)	—
Total other income (expense)	9,232	(478)	2,493	(6,087)
Net income (loss)	$7,946	$(1,444)	$137	$(8,222)
Net income (loss) per weighted average share, basic	$0.12	$(0.05)	$0.00	$(0.27)
Net income per weighted average share, diluted	$0.01	—	$0.00	—
Weighted average shares outstanding:

Basic	63,922	30,983	52,858	30,668
Diluted	137,764	—	59,960	—

CONDENSED BALANCE SHEET

(in thousands)

(Unaudited)

	June 30, 2013	December 31, 2012
Cash and cash equivalents	$1,128	$258
Total current assets	2,208	1,020
Total assets	2,275	1,091
Total current liabilities	945	1,140
Total liabilities	12,009	13,038
Stockholders’ deficit	(9,734)	(11,947)